The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on August 1, 2008.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.

These risks and uncertainties also include the following factors: adverse market developments and credit losses have reduced, and may continue to reduce, the value of trust preferred securities, or TruPS, subordinated debentures and other debt instruments directly or indirectly held by RAIT; adverse market developments have reduced, and may continue to reduce, the value of other assets in RAIT’s investment portfolio; RAIT’s liquidity may be impaired by the reduced availability of short-term and long-term financing, including a reduction in the market for securities issued in securitizations and in the availability of repurchase agreements and warehouse facilities; RAIT’s liquidity may be adversely affected by margin calls; RAIT may be unable to obtain adequate capital at attractive rates or otherwise; payment delinquencies or failure to meet other collateral performance criteria in collateral underlying RAIT’s securitizations have restricted, and may continue to restrict, RAIT’s ability to receive cash distributions from RAIT’s securitizations and have reduced, and may continue to reduce, the value of RAIT’s interests in these securitizations; failure of credit rating agencies to confirm their previously issued credit ratings for debt securities issued in RAIT’s securitizations seeking to go effective may restrict RAIT’s ability to receive cash distributions from those securitizations; covenants in RAIT’s financing arrangements may restrict RAIT’s business operations; fluctuations in interest rates and related hedging activities against such interest rates may affect RAIT’s earnings and the value of RAIT’s assets; borrowing costs may increase relative to the interest received on RAIT’s investments; RAIT may be unable to sponsor and sell securities issued in securitizations, and, even if RAIT is able to do so, RAIT may be unable to acquire eligible securities for securitization transactions on favorable economic terms; RAIT may experience unexpected results arising from litigation that is currently pending or may arise in the future; RAIT and RAIT’s subsidiary, Taberna Realty Finance Trust, or Taberna, may fail to maintain qualification as real estate investment trusts, or REITs; RAIT and Taberna may fail to maintain exemptions under the Investment Company Act of 1940; geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations; the market value of real estate that secures mortgage loans could diminish further due to factors outside of RAIT’s control; adverse governmental or regulatory policies may be enacted; management and other key personnel may be lost; competition from other REITs and other specialty finance companies may increase; and general business and economic conditions could impair the credit quality of our investments and reduce our ability to originate investments.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

TRANSCRIPT

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP

Daniel Cohen

RAIT Financial Trust — CEO

Scott Schaeffer

RAIT Financial Trust – President & COO

Jack Salmon

RAIT Financial Trust — CFO

CONFERENCE CALL PARTICIPANTS

David Fick

Stifel Nicolaus — Analyst

Jason Arnold

RBC Capital — Analyst

David Chiaverini

BMO Capital Markets — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the second quarter RAIT Financial Trust earnings conference call. My name is George and I will be your coordinator for today. (OPERATOR INSTRUCTIONS) As a reminder this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s conference, Mr. Andres Viroslav, Vice President and Director of Corporate Communications. Please proceed.

Andres Viroslav - RAIT Financial Trust — VP

Thank you, George, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s second quarter 2008 financial results. On the call with me today are Daniel Cohen, Chief Executive Officer, Betsy Cohen, Chairman of the Board;, Scott Schaeffer, President, and Jack Salmon, our Chief Financial Officer. This morning’s call is being webcast on our web site at www.RAITft.com. There will be a replay of the call available via webcast on our web site and telephonically beginning at approximately 12:30 p.m. Eastern time today. The dial-in info for the replay is 888-286-8010 with a confirmation code of 35862953.

Before I turn the call over to Daniel, I would like to remind everyone that there may be forward-looking statements made during this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s web site RAITft.com. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein except as may be required by law. Now, I would like to turn the call over RAIT’s CEO, Daniel Cohen. Daniel?

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much, Andres and thank all of you for being with us this morning, during what continues to be extremely challenging and volatile market conditions in the equity and the real estate markets. I will begin today’s call by reviewing the quarterly highlights. Scott Schaeffer will review our commercial real estate portfolio. I will then ask Jack to review the financial results after which we will take questions.

We experienced another quarter of real estate lending under tight credit, depressed prices, and economic uncertainty. While we continue to enjoy good cash flows, and have continued to solidify our portfolio of loans through active and hands-on engagement with our borrowers, the shakeout of the housing markets, the overbuilding of the residential sector has certainly impacted in a number of ways the commercial real estate markets. Today while there’s some non-recourse lending occurring, transaction volumes have slowed. We continue, like everyone, to see a deceleration of lending activity globally.

Our short-term goals remain focused on our existing portfolios, to deploy available capital, and to reduce our exposure to short-term debt. Our results reflect continued progress towards achievement of these goals. As you can see in the earnings release, we reported adjusted earnings per share of $0.54 per share, a metric that management continues to believe is a good indicator of RAIT’s operating performance. RAIT’s economic book value, another indicator that management feels investors should focus attention on, since it facilitates the evaluation of us without the effect of unrealized gains or losses on investment in excess of RAIT’s retained investments, was $13.90 at June 30th as compared to $14.67 for the quarter ended March 31st. During the second quarter, we generated gross cash flow from RAIT’s net investment income plus origination fee income and asset management fees of approximately $47.7 million for the quarter, and $97.4 million during the first half of the year. We continue to focus RAIT’s asset origination efforts on domestic commercial real estate lending and on the completion of our second European transaction, targeted for September.

RAIT’s gross asset production for the six months ended June 30th, 2008 totaled $388.6 million. As of June 30th, we had approximately $138.1 million in available capacity to fund commercial real estate loans and $333 million available in capital to lend into European real estate-related assets. We expect to continue to generate new origination fees and incremental asset management revenues as these available funds are invested. We continue to manage RAIT’s pipeline in investing opportunities against our expected repayments and our other sources of available capital. During the first half of 2008, managing our liquidity was a key consideration in what continues to be an uncertain environment. During the second quarter, we continued to make progress towards our goal of eliminating RAIT’s exposure to short-term debt. We repaid approximately $20.8 million of short-term debt during the quarter and ended the quarter with a balance of $47.1 million outstanding under our short-term repo agreements. We have further reduced these balances to $36.2 million as of July 31st, 2008. Since the beginning of 2008, we repaid approximately $102.6 million of our short-term debt and we expect to continue to pay down the remaining repurchase debt balance over the next six months. At this point, I would like to turn the call over to Scott Schaeffer, who will discuss RAIT’s commercial real estate portfolio. Scott?

Scott Schaeffer - RAIT Financial Trust — President

Thanks, Daniel. I wanted to take a moment to give investors a snapshot of our core commercial real estate portfolio at June 30th, 2008 and provide some additional information surrounding the credit performance of the portfolio and some insights around the increase in our provision for losses against this portfolio during the quarter in the face of what continues to be a challenging market environment. At June 30, 2008 RAIT had a $2.4 billion commercial real estate portfolio, consisting of $2.1 billion of commercial real estate loans, which contained $1.4 billion of first mortgages, $676 million of mezzanine loans and preferred equity investments, $178 million of senior secured notes and $126 million of direct commercial real estate investments. RAIT financed $2 billion of its commercial real estate loan portfolio primarily through two commercial real estate, non-recourse securitizations, RAIT CRE I and II. The remaining $378 million is financed with credit facilities, participations and equity. The portfolio is well diversified by property type, structure and location. At June 30th, property type makeup was 49% multi-family properties, 29% office buildings and the remainder in primarily grocery-anchored neighborhood retail centers. 37% of the portfolio was located in the Central part of the US, 27% in the West, 18% in the Southeast and the balance in the Mid-Atlantic and the Northeast.

As Daniel stated, current market conditions remain challenging. We operate in the face of general market uncertainties and a negative bias with no near term reversal in sight. Although the recent turmoil surrounding Fannie and Freddie adds to the overall uncertainty in the real estate financing marketplace, the agencies continue to provide financing for the acquisition and refinancing of multifamily properties. This is a positive since 49% of our portfolio loans is collateralized by multi-family properties. During the first half of the year, we received $84 million in loan repayments. We originated $139 million in new commercial real estate loans and funded $25 million of existing commitments. We will continue to be selective when investing available capital in this environment, and expect a degree of lumpiness in our quarterly production volumes in the near term.

The challenging environment has impacted us in several ways. We have experienced longer lead times to close loans, slower repayment speeds, lower credit line capacity and less appetite by our regional banking partners and institutional investors for the type of assets we originate. In spite of these conditions we began the third quarter with $101.6 million of available capital to lend in our securitizations and $36.5 million of capacity under our secured credit facilities. Today the commercial real estate market contains a wide array of lending opportunities. We expect these opportunities will result in higher yielding loans and additional fees for the balance of 2008.

On to credit in our commercial real estate portfolio. I would like to note that during the quarter, Fitch affirmed all of the bonds associated with our first commercial real estate securitization RAIT CRE CDO I, and along with RAIT CRE CDO II are passing all of their OC tests.
At June 30th, 2008 we increased our loan loss reserve against our commercial real estate investments to $38.5 million, a $17.6 million net increase from the reserve balance at March 31st. And we had $42.3 million of loans on non-accrual as compared to $41.9 million on non-accrual at March 31st. As of June 30, 2008, these non-accrual loans had a $0.02 per share quarterly effect on earnings. The reserve pertains to 11 commercial real estate loans with $177.2 million unpaid principal balance at June 30th. $151 million of these loans , or 85%, are secured by first mortgages, some of which include personal guarantees from the borrowers and the balance of the loans are mezzanine or subordinated debt. Borrowers on three of the properties, which are two first mortgages and one mezzanine loan, have filed for bankruptcy, which is helpful in allowing us to gain control of the properties. We have already sourced two potential buyers for these properties. It has been part of our history as you know to take from time to time a property back and reposition it for future sales and these assets are no different. Going forward, our pipeline of opportunities is approximately $300 million, and we continue to actively monitor our portfolio of assets on a monthly basis. Daniel?

Daniel Cohen - RAIT Financial Trust – CEO

Thanks, Scott. Before I turn the call over to Jack, I would like to take a moment to comment on the dividend. Management considers adjusted earnings as one of the key performance measures of RAIT’s operating performance, as an indicator of its taxable income and its funds available for distribution. We declared a $0.46 quarterly dividend for the second quarter, a quarter in which we generated $0.54 per share of adjusted earnings. Our earnings power will depend upon our ability to manage credit. We believe we will be able to manage the credit in this cycle; however, it is a difficult environment. We expect to continue monitoring developments during future quarters in their entirety before recommending to RAIT’s board the amount of the dividend to consider for declaration. We remain focusing on delivering long-term returns and dividends to our investors and continuing our dividend payment. And continue to monitor adjusted earnings as an indicator of taxable income as a key metric that we review for recommending dividends to our board. I would like to turn the call over to Jack to go through the financial results. Jack?

Jack Salmon - RAIT Financial Trust — CFO

Thank you, Daniel. I would like to cover a couple of points regarding the second quarter financial results, specifically commenting on our adjusted earnings, cash flows off the portfolios as Scott just described and the economic book value calculation which Daniel mentioned.

During the quarter, we generated $33.5 million of adjusted earnings which translates to $0.54 per diluted share and this compares to $31.7 million for the first quarter or $0.52 per diluted share, an increase of $1.8 million or approximately 6%. Our net investment income increased to $57.5 million from $52.2 million in the first quarter of 2008, and compared to $41.4 million for the comparable period in the second quarter of 2007. All of these amounts are before considering the effect of the noncash provision for loan losses which Scott described. We view adjusted earnings as a supplemental earnings measure that management uses in evaluating our operating performance. It adjusts the reported GAAP earnings for certain noncash items, such as the provision for loan losses or depreciation and amortization expense, changes in the fair value of our financial instruments primarily in our TruPS portfolio and other items that do not have a current period effect on our operating performance or our dividend-paying abilities. The reconciliation of GAAP net income to adjusted earnings is shown in schedule 1 in the attached press release.

Secondly, on the topic of our provision for loan losses, during this quarter we increased our total provision for loan losses by $25.3 million, and $35.6 million on a year-to-date basis. That’s compared to $4.6 million for the first half of 2007. These changes reflect our ongoing analysis of credit risk in our commercial and residential loan portfolios. The total reserve of $55.5 million is comprised of $38.5 million in the commercial portfolio and $17 million on the residential portfolios, as of June 30th.

Turning to fair value. As a reminder, we report our investments in our securities, primarily our domestic TruPS portfolio and other debt investments we hold in these portfolios, at a fair value basis. This results in quarterly adjustments to the underlying assets and the related debt and hedging instruments which run through earnings on a current period basis. During the second quarter, the net change in fair value of our financial instruments was $97 million, compared to $352 million on a year-to-date basis. During the second quarter, we reduced our asset valuations in these portfolios by $171 million, which was offset by $156 million change in the fair value reducing our debt carrying value, and by $112 million decrease in the fair value of our hedging instruments as the nominal interest rates moved higher during the quarter.

Third topic is economic book value. Given the nature of the fair value adjustments and other noncash charges which we have incurred and other differences that occur under GAAP, we present economic book value as a non-GAAP alternative measure. The economic book value reflects the adjustment to book value of adding back the losses we’ve recorded in excess of our maximum potential loss upon the disposition of our assets due to the non-recourse nature of the matched-funded securitizations in which we hold these portfolios. Although the fair value adjustments led to an increase in GAAP shareholders equity to approximately $1.9 billion at the end of the quarter, the economic book value decreased only slightly to $887 million at June 30th, compared to $895 million at March 31st, 2008. In effect, the fair value adjustments that we are reporting had very little effect on our economic book value on a quarter-to-quarter basis. Again, the computation of economic book value is also included in schedule III in the press release.

Turning to our investment portfolio for a moment, at June 30th, we had $14.5 billion of assets under management, of which $9.2 billion are consolidated assets under four primary investment categories. Scott has already addressed the commercial real estate portfolio and the related reserves on those portfolios. In total, we have $42.3 million of nonaccrual loans at June 30th, representing approximately 1.8% of that portfolio. Overall, we have increased the CRE loan loss reserves to $38.5 million, which is up from $14.6 million at year-end ‘07. The commercial real estate portfolio has generated approximately $27.8 million of gross cash flow during the quarter. This is excluding the effect of origination fees generated during the year-to-date.

The second portfolio is our residential mortgage portfolio. This has approximately $3.8 billion of assets, which are down by approximately $252 million compared to December 31 ‘07, based on normal repayments of underlying mortgages. These are high-grade, adjustable-rate mortgages which continue to demonstrate good credit performance overall with a delinquency of greater than 60 days equal to 3.7% of the portfolio. Our reserve for residential loan losses has increased to $17 million at June 30th, compared to $11.8 million at year-end ‘07. We have generated $5 million of cash flow during the second quarter on this portfolio.

The third portfolio is our domestic TruPS portfolio. This portfolio has approximately $6.5 billion of assets under management, of which our consolidated investment reported under the fair value presentation was $3 billion as of June 30, 2008, approximately half of the portfolio fair value compared to assets under management. All of the available for sale securities we account for on a mark-to-market basis from a credit perspective to present their estimated fair value at the end of each quarter. And as I said before, the resulting changes in fair value are reported through earnings. As of June 30th, 2008, we experienced payment defaults by eleven issuers of the TruPS portfolio. Our consolidated balance sheet includes six of these issuers with an unpaid principal balance of $311 million at quarter end, and their discount on a fair value basis approximates 80% in our reported results. We received $9.2 million of cash flow during the second quarter, after the effects of redirecting cash flows to higher-rated bonds on the Taberna 2 through Taberna 8 securitizations.

Our fourth portfolio is our European portfolio. This is a managed pool of assets of approximately $2.1 billion at June 30, 2008 which generated $3.6 million of cash flow in the quarter. In addition, we’ve generated origination fees of approximately $2 million during the quarter and $4.4 million on a year-to-date basis from this portfolio.

Turning to liquidity and capital resources for a minute. We continue to maintain adequate liquidity through our existing capital resources, together with new capital expected from anticipated senior bank participations which Scott described, institutional capital providers and equity sources. As of June 30th, we had $95 million of cash and line of credit capacity. We have $102 million of cash available within our CRE securitizations and $333 million of off balance sheet funding capacity in our European securitizations. As a result, management believes we have adequate capacity to continue to generate new business for the balance of 2008. This and other financial information will be presented in our 10-Q, which will be filed next week. And this concludes the financial report. I would like to turn the presentation back to Daniel.

Daniel Cohen - RAIT Financial Trust – CEO

Great. Thank you very much, Jack. Before I open up the call for questions, I would like to comment on the challenges and the opportunities that we see for the remainder of 2008. During the second half of the year, we will continue to focus on generating adjusted earnings for our investors, managing cash flow from our investment portfolios, increasing the margins on our investment portfolios, originating and acquiring new risk-adjusted good performing assets and earning fees. And furthermore, we are going to continue to deleverage our balance sheet, especially the short-term debt that we have. We believe these are appropriate steps to position RAIT in the near term for long-term growth. We will also be taking advantage of opportunities that we see. We believe we are in a position now, having reduced substantially our short-term debt, to look at some of the opportunities that we have in front of us in the marketplace. We will continue to focus on managing the credit risks inherent in our existing portfolios. Although we have increased our loan loss reserves during the first half of 2008, we have made substantial progress in generating cash flow and preserving the ultimate recovery of our invested capital. As a result, through the first half of 2008, we generated adjusted earnings and sufficient cash flow to reduce debt and maintain our dividend level. Market conditions do remain uncertain. However, we do not see any negative accelerations in the conditions in our portfolio or in our markets. We feel comfortable that with reduction in our short-term debt, we are positioning ourselves for moving forward in this challenging environment. Thank you very much for listening to our presentation. And operator, could you please open the line for questions?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Our first question comes from the line of David Fick from Stifel Nicolaus. Please proceed.

David Fick - Stifel Nicolaus — Analyst

Good morning.

Daniel Cohen - RAIT Financial Trust — CEO

Good morning, David.

David Fick - Stifel Nicolaus — Analyst

Can you tell us— your real estate is now at $270 million, down from $303 million at March. What’s the breakout of what you are currently holding? And how much is wholly owned versus in JVs?

Jack Salmon - RAIT Financial Trust — CFO

All of the $270 million, David, is real estate owned. So, all of that is on our books. We sold one asset in the first half of the year, which accounts for the reduction.

David Fick - Stifel Nicolaus — Analyst

Okay. And what type of assets are these now?

Jack Salmon - RAIT Financial Trust — CFO

These are similar to our loan portfolio. We have multi-family, it’s probably the largest percentage of it, and office is probably the second largest percentage of it, probably 80% is in those two categories.

David Fick - Stifel Nicolaus — Analyst

Okay. And can you walk us through the domestic Taberna CDOs? What’s cash-flowing today and what’s not?

Jack Salmon - RAIT Financial Trust — CFO

Yes, as of June 30th, we had cash flow coming through Taberna 9 and as of third quarter we expect to have additional cash flow coming through Taberna 8 and 9 should be cash flowing to us. All the CDOs are paying us their senior management fees. In the $9 million I reported for the second quarter, it was the management fees on all the portfolios and investment returns on Taberna 9.

David Fick - Stifel Nicolaus — Analyst

Okay. And I don’t know how much detail you want to go into on this, but where are you on your CDO IC and OC tests. It would be great if we could have it by CDO, but I don’t know how much time you have here.

Jack Salmon - RAIT Financial Trust — CFO

We can do that offline, David. All the CDOs, the commercial real estate CDO’s, are passing all their OC tests.

David Fick - Stifel Nicolaus — Analyst

And their IC tests?

Jack Salmon - RAIT Financial Trust — CFO

And their IC tests, certainly. And the — obviously, in the Taberna portfolio, the OC tests are not passing at all levels in Taberna 1 through 8. They are passing in Taberna 9.

David Fick - Stifel Nicolaus — Analyst

Okay. And my last question is when you look at maturities for ‘08 and ‘09, what are you thinking about repayment, and your borrower’s ability to find ultimate financing? And how have your repayments been so far this year? What has your posture been with your current borrowers?

Daniel Cohen - RAIT Financial Trust — CEO

Scott?

Scott Schaeffer - RAIT Financial Trust — President

Yes. David, our repayments clearly are slower than what was anticipated when these loans were originated. We expect in the third quarter $75 million worth of repayments, and in the fourth quarter, a like amount. Looking beyond that, in the this environment, is a little bit difficult. As far as what we’re seeing with borrowers, clearly there are an increase in the number of requests for extensions and we’re granting them on a deal-by-deal basis, depending on how the real estate’s performing and how we view the credit worthiness of the borrower at the time of the request.

David Fick - Stifel Nicolaus — Analyst

How does the $75 million per quarter for the balance of this year line up against the actual maturities and what are next year’s actual maturities?

Scott Schaeffer - RAIT Financial Trust — President

I’m going to have to get back to you on that information. I don’t have that with me.

Jack Salmon - RAIT Financial Trust — CFO

The average loan duration in our two commercial real estate securitizations is about 3.2 years. So, roughly $1.8 billion in assets in those portfolios. You can do the math and figure out - the prepayments are spread evenly over two years out, three years out from now.

David Fick - Stifel Nicolaus — Analyst

So roughly $600 million a year. Okay. Thanks.

Jack Salmon - RAIT Financial Trust — CFO

Yes.

Operator

Our next question comes from the line of Jason Arnold from RBC Capital. Please proceed.

Jason Arnold - RBC Capital — Analyst

Hi, good morning. I was wondering if you can talk about the economic interests that were written down in the quarter.

Jack Salmon - RAIT Financial Trust — CFO

Yes. We had — we took write offs of about $9 million on two assets. Both of them were securities in form. One was being carried on a cost basis so we wrote it down substantially and the other was a security we wrote down to its fair value.

Jason Arnold - RBC Capital — Analyst

Okay. So as I understand it, I think some of the Taberna deals were downgraded by Fitch. Did you take any write-downs from the securities from those downgrades?

Jack Salmon - RAIT Financial Trust — CFO

Those instruments are all recorded on a fair value basis already, and so the corresponding asset and the write-downs or adjustments occurred as I described. But not because of the rating action, just the normal process we go through to value the assets and value the related liabilities every quarter.

Jason Arnold - RBC Capital — Analyst

Okay. And then can you give us the delinquencies by deal on your securitizations?

Jack Salmon - RAIT Financial Trust — CFO

Are you talking on the commercial platform or on —

Jason Arnold - RBC Capital — Analyst

All deals — Taberna, CRE, Europe.

Jack Salmon - RAIT Financial Trust — CFO

Yes, we don’t have that detail available. We can certainly discuss that after the call.

Jason Arnold - RBC Capital — Analyst

Okay. And then another one I have here on the discussion of your credit summary, on the commercial performance, you had a footnote that said that there’s $177 million of unpaid principal balance. Is that at all — I guess what’s the breakout there and what’s the status of the performance? Is it on listed status or is it on delinquent status? Give us a breakout there and a little color, please.

Scott Schaeffer - RAIT Financial Trust — President

The $177 million of unpaid principal balance relates to the loans that we have established reserves against. That — well, that was the number. It’s 85% of it, give or take, relates to first mortgages and the balance is mezz or preferred equity and it’s across all asset types fairly evenly. Multi-office and retail as a percentage.

Jason Arnold - RBC Capital — Analyst

Are these in the CDOs or are they on the balance sheet? What’s the breakout there?

Scott Schaeffer - RAIT Financial Trust — President

It’s a little bit of both. They’re in CDO I and on the balance sheet.

Jason Arnold - RBC Capital — Analyst

Okay. Thanks.

Jack Salmon - RAIT Financial Trust — CFO

Mostly on the balance sheet. I think Scott’s point on the first mortgage, obviously we have equity subordination to the first mortgage and we have control as a lender would in first position, if any events occur on those properties.

Jason Arnold - RBC Capital — Analyst

Okay. And actually, there’s one other one. Share count rose and I’m not sure if that’s related to the convert but maybe you can give us a little color there.

Daniel Cohen - RAIT Financial Trust — CEO

During the quarter, we did issue a small number of shares, and through our DRIP program, and we have reduced overall our indebtedness in a variety of different classes including the convert in ways we think will be accretive to our dividend.

Jason Arnold - RBC Capital — Analyst

Could you give a little more color on the debt side of things?

Daniel Cohen - RAIT Financial Trust — CEO

On the debt side of things. We purchased — we repurchased— Jack?

Jack Salmon - RAIT Financial Trust — CFO

On the convert side, Jason, we bought back $21 million of par value of our converts during the quarter, at a price that resulted in a gain of about $8.6 million, and we also bought back some of the debt in our other structured entities where the market prices showed that we had the opportunity to buy it back at a steep discount. So —

Jason Arnold - RBC Capital — Analyst

Okay. For accounting purposes, you guys, again, are using the level three on assets and then taking the market price, so that’s where probably some of the gains came through?

Jack Salmon - RAIT Financial Trust — CFO

No, just to be clear, the converts are not fair value. They are reported —

Jason Arnold - RBC Capital — Analyst

No, no, I meant just on the other debt that was extended.

Jack Salmon - RAIT Financial Trust — CFO

The other debt, yes, mark-to-market if it’s in our Taberna securitizations.

Jason Arnold - RBC Capital — Analyst

Okay. Thank you.

Operator

Our final question comes from the line of David Chiaverini from BMO Capital Markets. Please proceed.

David Chiaverini - BMO Capital Markets — Analyst

Hey, guys, I had a question on your comments earlier about how in the commercial real estate portfolio, how you have more slower repayments, more extensions. And I’m wondering — your non-performing assets are still low at about 2% of the portfolio. I’m wondering how your portfolio has been performing so well, whereas some of the peers in the industry are seeing their non-performers increase. And in the context of the slower repayments and the more extensions. I’m wondering how that number is still, you know, so low.

Daniel Cohen - RAIT Financial Trust — CEO

Well, first of all, I think that because of our exposure to the residential mortgage REIT space, we started working on solidifying our portfolio a little bit earlier than most people did. So I think that we have been putting an active hands-on approach in place before the loans become non-performing. Let me turn it over to Scott to continue on that, on our efforts there.

Scott Schaeffer - RAIT Financial Trust — President

Well, I would also, Daniel, believe that it’s partly because of the type of assets that collateralize our loans, which are cash flow assets that only have very minor, you know, improvement or repositioning associated with them. So our portfolio is made up of properties that from the date we closed were generating significant cash flow and, you know, as we know, the — with all of the trouble and turmoil we are seeing in the market place, it really has not impacted tenants’ ability to pay rent. So the properties continue to cash flow, which is why I believe that we have the relatively low number of issues that we are dealing with.

David Chiaverini - BMO Capital Markets — Analyst

I see. So despite the extensions, the properties are generating enough cash to service the debt?

Scott Schaeffer - RAIT Financial Trust — President

Yes. It’s just that many lenders are unable — many borrowers, excuse me, are unable to refinance the properties when their loans are maturing in the current environment. It’s not that the properties are having trouble paying their debts, it’s just that upon maturity, there’s not another lender out there, and in many instances, on terms that the borrower believes are favorable or acceptable in order to refinance. So they are coming back and saying to us, can you give us another year or two on the loan, so that hopefully the credit markets will calm down and we’ll be able to refinance these on a more permanent basis at that time.

David Chiaverini - BMO Capital Markets — Analyst

Okay, and when you give the extensions, are you able to increase the pricing or do you keep the pricing the same as it was?

Scott Schaeffer - RAIT Financial Trust — President

We look at the property and the market conditions on each one individually, and make that determination. But, yes in many instances we are adjusting the price in the current market terms.

David Chiaverini - BMO Capital Markets — Analyst

Okay. Great. That’s all I had. Thanks.

Operator

Ladies and gentlemen, this will conclude the question-and-answer session. I would like to turn the call back to management for closing remarks.

Daniel Cohen - RAIT Financial Trust — CEO

Well, thank you very much for listening to our conference call. In this challenging environment, we think we are seeing opportunities in managing our way through challenging times, although a portfolio that continues to cash flow, and we look forward to reporting our next quarter’s results at that time. Thank you.

Operator

Thank you for your participation in today’s conference. This will conclude the presentation.